EXHIBIT 10.11

AMENDMENT TO THE

FIRST ADDENDUM TO THE SUPPLY AGREEMENT

This Amendment to the First Addendum to the Supply agreement (the “Addendum”) is made by and between Alcatel, a French société anonyme having its registered office at 54 rue La Boetie 75008 Paris, France (hereafter “Alcatel”) and Avanex Corporation, a Delaware corporation having its principle place of business at 40919 Encyclopedia Circle, Fremont, California 94538, U.S.A. (hereafter the “Supplier”).

The Supplier and Alcatel are individually referred to as a “Party” or collectively as the “Parties”.

WHEREAS

The Parties signed on July 31, 2003 (dated June 18, 2003) a Supply Agreement (hereafter the “Agreement”), and on October 28, 2005 a First Addendum to the Supply Agreement (hereafter the “Addendum”).

In accordance with article 2 of the Addendum, in November 2005, Alcatel Italia Spa paid Avanex France an amount of one million euros (1,000,000 Euros) – hereafter the First Down Payment.

In accordance with article 2 of the Addendum, in November 2005, Alcatel Submarine Networks Ltd. Also paid Avanex France an amount of one million euros (1,000,000€).

Furthermore, Alcatel Italia S.p.A., in December 2005, January 2006 or further date, subject to the conditions of the Addendum, is expected to pay one million five hundred euros (1,500,000 Euros) as Second Down Payment.

The Parties want to amend the Addendum in order to allow Alcatel Italia Spa to buy Avanex products that are in inventory with the First Down Payment and part of the Second Down Payment.

NOW THEREFORE, in furtherance of the foregoing recitals and in consideration of the mutual covenants and obligations set forth in this Agreement, the Parties agree as follows.

Article 1 Anticipated delivery

Alcatel Italia Spa will purchase from Avanex Corporation the products listed in Appendix A hereto for an amount of two million and five hundred seventy-six euros (2,000,576 Euros). The referenced products will be delivered to Alcatel Italia Spa in accordance with the delivery dated attached herein in Appendix A, at the latest on 31 st December 2006.

The above-mentioned amount will be credited against the First Down Payment and part of the Second Down Payment. Accordingly, Avanex’s supply obligation under article 2 of the Addendum will be reduced by two million and five hundred seventy-six euros (2,000,576 Euros).

Article 3 Other terms

The Agreement and the Addendum remain otherwise unchanged and all of the Agreement’s non-conflicting terms apply to this Amendment as if incorporated herein.

IN WITNESS WHEREOF, the Parties duly represented have signed this Agreement in Paris on the 20th of December, 2005 in two (2) original copies.

For Alcatel

/s/ Jan van Buggenum
Jan van Buggenum
VP Procurement & Sourcing OND

Romano Valussi President OND

/s/ FOR ACKNOWLEDGMENT Romano Valussi

For Avanex

/s/ A. A. Riley
Tony Riley Chief Financial Officer